Exhibit 10.1
Employment Agreement
By And Between
Cypress Bioscience, Inc.
And
Michael J. Walsh

EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is made and entered into effective as of February 23, 2008 (the “Effective Date”), by and between Cypress Bioscience, Inc., a Delaware corporation (the “Company”), and Michael J. Walsh (the “Executive”). The Company and the Executive are hereinafter collectively referred to as the “Parties,” and individually referred to as a “Party.”
Recitals
     A. The Company desires assurance of the association and services of the Executive in order to retain the Executive’s experience, skills, abilities, background and knowledge, and is willing to engage the Executive’s services on the terms and conditions set forth in this Agreement.
     B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.
Agreement
     In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:
1. Employment.
     1.1 Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement, until the termination of the Executive’s employment in accordance with Section 5 or Section 6 below, as applicable (the “Term”). The Executive shall be employed at will, meaning that either the Company or the Executive may terminate this agreement and Executive’s employment at anytime, for any reason or no reason, with or without cause, without liability to the other save for wages earned through the effective date of termination and severance compensation and benefits provided in Sections 5 or 6, as applicable.
     1.2 Title. The Executive shall have the title of Executive Vice President and Chief Commercial Officer (“CCO”) of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the “Board”) may from time to time prescribe with Executive’s consent.
     1.3 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CCO, consistent with the bylaws of the Company and as required by the Board.

     1.4 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established from time to time by the Company and the Board.
     1.5 Location. Unless the Parties otherwise agree in writing, during the term of this Agreement, the Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company’s offices, located in San Diego, or, with the consent of the Company and Executive, at any other place at which the Company maintains an office; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company’s business.
2. Loyal And Conscientious Performance; Noncompetition.
     2.1 Loyalty. During the Executive’s employment by the Company, the Executive shall devote Executive’s full business energies, interest, abilities and productive time to the proper and efficient performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, Executive may engage in personal, investment, civic, and charitable activities to the extent they do not unreasonably interfere with Executive’s performance of his duties under this Agreement or violate paragraphs 2.2 or 2.3 of this Agreement.
     2.2 Covenant not to Compete. Except with the prior written consent of the Board, the Executive will not, during the Term of this Agreement, engage in competition with the Company and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the business of developing, manufacturing and marketing of products or services which are in the same field of use or which otherwise compete with the products or services or proposed products or services of the Company and/or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of a capital stock of any corporation with one or more classes of its capital stock listed on a national or foreign securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.
     2.3 Agreement not to Participate in Company’s Competitors. During the Term, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. Ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national or foreign securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this paragraph.

3. Compensation Of The Executive.
     3.1 Base Salary. The Company shall pay the Executive a base salary of three hundred thousand dollars ($300,000) per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy (the “Base Salary”). Such Base Salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive’s Base Salary shall not be reduced below three hundred thousand dollars ($300,000) per year other than as the result of a company-wide compensation reduction or in connection with similar decreases for the management team of the Company, provided the reduction of Executive’s Base Salary is of similar proportion.
     3.2 Annual Discretionary Bonus. In addition to the Executive’s Base Salary, the Executive will be eligible to receive a discretionary annual bonus of up to thirty-five percent (35%) of Executive’s then-current base salary amount. The bonus amount the Executive will actually receive, if any, shall be determined in the sole and absolute discretion of the Board by evaluating the Executive’s and the Company’s performance against milestones and targets established by the Board in its sole and absolute discretion. Any bonus amount may be paid in either cash or stock, or in any combination thereof, in the Board’s sole and absolute discretion. The good faith determinations of the Board (or its Compensation Committee) with respect to the amount or payment of any bonus shall be final and binding. Any annual discretionary bonus that is earned shall be paid no later than the fifteenth day of the third month following the end of the Company’s fiscal year for which such bonus was earned, and thus will be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations.
     3.3 Changes to Compensation. The Executive’s compensation may be changed from time to time by mutual agreement of the Executive and the Company.
     3.4 Employment Taxes. All of the Executive’s compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.
     3.5 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement that may be in effect from time to time and is made generally available to the Company’s executive or key management employees, including but not limited to paid vacation and medical insurance, provided that, the Executive shall receive four (4) weeks paid vacation per year. This Section 3.5 does not give the Executive the right to participate in or receive any individualized benefits that may be offered to specific executives such as, for example, severance packages. Any action by the Company (including the elimination of health care or dental benefit plans or any life insurance or disability benefits without providing substitutes thereof or the reduction of the Executive’s benefits thereunder) that would materially and substantially diminish the aggregate value of Executive’s benefits under such arrangements, as a whole as they exist as such time, other than as the result of a company-wide benefits reduction or change or in connection with similar decreases or changes for similarly situated employees of the Company, shall constitute a material breach of this Agreement.

4. Stock Options.
     4.1 Initial Option Grant. On the Closing Date of the Merger, the Executive shall be granted an option to purchase four hundred thousand (400,000) shares of the Company’s common stock, at an exercise price equal to the closing price of such stock on the business day immediately preceding the effective date of the grant (the “Initial Option”). The Initial Option shall be subject to vesting, according to the schedule specified below.
     4.2 Service-based Vesting. Seventy-five percent (75%), i.e., three hundred thousand (300,000) of the shares subject to the Initial Option (such portion of the Initial Option referred to hereafter as the “Service-based Vesting Option”) shall vest according to the following schedule, subject to the Executive’s provision of continuous service to the Company through the applicable vesting date(s): (i) twenty-five percent (25%) of the shares subject to the Service-based Vesting Option shall vest on the first anniversary of the Executive’s date of hire, and, (ii) thereafter, the remaining seventy-five percent (75%) of the Service-based Vesting option shares shall vest in equal monthly installments on the final calendar day of each month over the next three (3) years.
     4.3 Performance-based Vesting. Twenty-five percent (25%), i.e., one hundred thousand (100,000) shares subject to the Initial Option shall vest on the date upon which the Company shall have realized ten million dollars ($10,000,000) in cumulative cash revenues derived from any of the products acquired by the Company in connection with the Agreement and Plan of Merger between the Company and Propel, subject to the Executive’s provision of continuous service to the Company through such vesting date.
5. Termination Not in Connection With a Change of Control.
     5.1 Termination. If the Executive’s employment is terminated (either by the Company, by the Executive, or due to the Executive’s death or Complete Disability), then the Company shall pay to Executive or Executive’s heirs the Executive’s Base Salary, any bonus awarded under Section 3.2 not previously paid, and any accrued and unused vacation benefits, each as earned through the date of termination at the rate then in effect, less standard deductions and withholdings, and the Company shall thereafter have no further obligations to the Executive and/or the Executive’s heirs under this Agreement, except as expressly provided in this Section 5 or Section 6 below.
     5.2 Benefits Upon Termination Without Cause or for Good Reason Prior to a Change of Control. Other than a termination due to Executive’s death or Complete Disability, in the event the Executive’s employment with the Company is terminated by the Company without Cause (as defined below) or the Executive terminates his employment for Good Reason (as defined below), in each case prior to a Change of Control (as defined below), subject to Executive’s delivery to the Company of an effective Release and Waiver in the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment, and permitting such Release and Waiver to become fully effective in accordance with its terms, (the date Executive’s Release becomes fully effective, the “Release Effective Date”), the Company shall provide the Executive with the following benefits hereunder:

          (a) Severance pay in the form of a lump sum payment equal to six months of the Executive’s base salary then in effect. For such purposes, the Executive’s base salary shall be calculated based on the rate in effect prior to any material reduction in base salary that would give the Executive the right to resign for Good Reason, as defined below. Such severance payment shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices in the first payroll period following the Release Effective Date; and
          (b) Assuming the Executive timely and accurately elects to continue health insurance benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall provide the Executive with such continued health insurance benefits for Executive and his eligible dependents without cost to the Executive until the earliest of (i) twelve (12) months following the termination of the Executive’s employment, (ii) the expiration of the Executive’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage or (iii) the date the Executive becomes eligible for substantially equivalent health insurance benefits of a subsequent employer. The Executive agrees to immediately notify the Company of such eligibility. Such health insurance coverage may be provided at the Company’s option either by payment directly to the Company’s health insurance carrier, or through the Company’s own employee health insurance plan if the Company is self-insured.
     5.3 Benefits Under Severance Benefit Plan. Executive will be added as an officer eligible for benefits pursuant to Appendix A of the Company’s Severance Benefit Plan dated May 21, 2004 (the “Plan”). In the event that Executive is entitled to benefits under Section 5 or 6 of this Agreement and is also eligible for benefits under the Plan, as to each category of benefits to which Executive is entitled under this Agreement or the Plan, Executive shall receive the benefit which is greater, but shall not receive benefits under this Agreement and the Plan as to the same category of benefits.
     5.4 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:
     5.4.1 Good Reason. “Good Reason” for the Executive to terminate the Executive’s employment hereunder shall mean the occurrence of any of the following events without the Executive’s consent; provided however, that any resignation by the Executive due to any of the following conditions shall only be deemed for Good Reason if: (i) the Executive gives the Company written notice of the intent to terminate for Good Reason within ninety (90) days following the first occurrence of the condition(s) that the Executive believes constitutes Good Reason, which notice shall describe such condition(s); (ii) the Company fails to remedy, if remediable, such condition(s) within thirty (30) days following receipt of the written notice (the “Cure Period”) of such condition(s) from the Executive; and (iii) Executive actually resigns his employment within the first fifteen (15) days after expiration of the Cure Period.
          (a) a material reduction in the Executive’s duties or responsibilities as they are formally developed and confirmed in writing following the Effective Date of this Agreement and following the full integration of Propel into the Company (or if following a Change of Control, as they existed immediately prior to the Change of Control, and for the avoidance of doubt, a Change of Control for purposes of this provision shall not include any Change of Control created by or resulting from the Agreement and Plan of Merger between Cypress Bioscience, Inc. and Propel);
          (b) the relocation of the Company’s executive offices or principal business location to a point more than sixty (60) miles from the San Diego County, California area, which relocation requires an increase in the Executive’s one-way driving distance by more than thirty-five (35) miles;
          (c) a material reduction by the Company of the Executive’s Base Salary as initially set forth herein or as the same may be increased from time to time other than as the result of a company-wide compensation reduction or in connection with similar decreases for the management team of the Company, provided the reduction of Executive’s Base Salary is of similar proportion; or
          (d) any action by the Company (including the elimination of health care or dental benefit plans or any life insurance or disability benefits without providing substitutes thereof or the reduction of the Executive’s benefits thereunder) that would materially and substantially diminish the aggregate value of Executive’s fringe benefits under such arrangements, as a whole, as they exist at such time, other than as the result of a company-wide benefits reduction or change or in connection with similar decreases or changes for similarly situated employees of the Company, where such reduction of Executive’s fringe benefits constitutes a material reduction in Executive’s base compensation so that Executive’s resignation due to such condition effectively constitutes an involuntary separation of service for purposes of Section 409A of the Internal Revenue Code.
          5.4.2 Cause. “Cause” for the Company to terminate the Executive’s employment hereunder shall mean the Board’s reasonable determination that the following conditions exist; provided, however, that any termination by the Company due to any of the following conditions shall only be deemed for Cause if: (i) the Board gives Executive written notice of the intent to terminate for Cause within thirty (30) days following the first occurrence of the condition(s) that the Board believes constitute Cause, which notice shall describe such condition(s); (ii) with respect to Section 5.4.2 (e), Executive fails to remedy, if remediable, such condition(s) within five (5) days following receipt of the written notice (the “Cure Period”); and (iii) the Board terminates employment within thirty (30) days following the end of the Cure Period, if applicable:
          (a) the Executive’s continued and willful refusal or failure to follow lawful and reasonable directions of the Board or the individuals to whom the Executive reports;
          (b) the Executive’s conviction of, or nolo contendere plea or guilty plea to, or confession of guilt to, a felony;
          (c) the Executive’s material breach of Sections 2.2, 2.3 or 9 of this Agreement or the Executive’s Proprietary Information and Inventions Agreement with the Company;
          (d) the Executive’s commission of any fraud against the Company, its Affiliates, employees, agents or customers or use or appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated (other than any inadvertent use that is not material in amount or significance); or
          (e) the material non-performance by the Executive of his duties to the Company and such non-performance continues for a period of more than five (5) days after notice thereof has been provided to the Executive by the Board.
          5.4.3 Complete Disability. “Complete Disability” shall mean the inability of the Executive to perform the Executive’s duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term Complete Disability shall mean the inability of the Executive to perform the Executive’s duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing the Executive’s usual services for the Company for a period of at least ninety (90) days during any 12-month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding, and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.
          5.4.4 Other Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in that certain Agreement and Plan of Merger dated February 23, 2008, by and among the Company, Propel Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of the Company, Proprius, Inc. a Delaware corporation and Michael J. Walsh, as the Stockholders’ Representative.
6. Termination Following A Change of Control.
     6.1 Benefits. Other than a termination due to Executive’s death or Complete Disability, in the event the Executive’s employment with the Company is terminated without Cause or the Executive terminates his employment for Good Reason, in each case one month prior to or within twelve (12) months following the effective date of a Change of Control, subject to Executive’s delivery to the Company of an effective Release and Waiver in the form attached hereto as Exhibit A within the applicable time period set forth therein, but in no event later than forty-five (45) days following termination of Executive’s employment, and Executive permitting the Release and Waiver to become fully effective in accordance with its terms, the Company shall provide the Executive with the following benefits hereunder:
          (a) Severance pay in the form of a lump sum payment equal to six months of the Executive’s base salary then in effect. For purposes of calculating the amount to be paid pursuant this Section 6.1(a), the Company shall use the greater of (i) the Executive’s base salary in effect on the date of termination, (ii) the Executive’s base salary immediately prior to the Change of Control, or (iii) the base salary in effect prior to any material reduction in base salary that would give the Executive the right to resign for Good Reason, as provided below. Such severance payment shall be subject to standard deductions and withholdings and paid in accordance with the Company’s regular payroll policies and practices in the first payroll period following the Release Effective Date;
          (b) The vesting of all unvested Company equity awards granted to Executive shall accelerate immediately such that all equity awards will be fully vested, if applicable, as of the date of, and to the extent applicable, fully exercisable for a period of twelve (12) months following the date of Executive’s termination; provided, however, that in no event shall any equity award be exercisable pursuant to the foregoing provision following the expiration of its maximum ten (10) year term; and
          (c) Assuming the Executive timely and accurately elects to continue health insurance benefits under COBRA, the Company shall provide the Executive with such continued health insurance benefits for Executive and his eligible dependents without cost to the Executive until the earliest of (i) twelve (12) months following the termination of the Executive’s employment, (ii) the expiration of the Executive’s continuation coverage under COBRA and any applicable state COBRA-like statute that provides mandated continuation coverage or (iii) the date the Executive becomes eligible for health insurance benefits of a subsequent employer. The Executive agrees to immediately notify the Company of such eligibility. Such health insurance coverage may be provided at the Company’s option either by payment directly to the Company’s health insurance carrier, or through the Company’s own employee health insurance plan if the Company is self-insured.
     6.2 Change of Control. For purposes of this Agreement, “Change of Control” means: (i) a sale or other disposition of all or substantially all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity’s voting power immediately after the transaction; or (iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own securities representing less than fifty percent (50%) of the Company’s voting power immediately after the transaction.
     6.3 Parachute Payment. If any payment or benefit the Executive would receive pursuant to a Change of Control or otherwise (“Payment”) would (i) constitute a “parachute payment” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the full Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in the Executive’s receipt, on an after-tax basis, of the greater amount of the Payment notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting “parachute payments” is necessary pursuant to the preceding sentence, reduction shall occur in the following order unless Executive elects in writing a different order (provided, however, that such election shall be subject to Company approval if made on or after the effective date of the event that triggers the Payment): reduction of cash payments; cancellation of accelerated vesting of stock awards; reduction of employee benefits. In the event that acceleration of vesting of stock award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive’s stock awards unless the Executive elects in writing a different order for cancellation.
     The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change of Control shall perform the foregoing calculations. If the accounting firm so engaged by the Company is serving as accountant or auditor for the individual, entity or group effecting the Change of Control, then the Company shall appoint a nationally recognized accounting firm to make the determinations required hereunder. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder.
     The accounting firm engaged to make the determinations hereunder shall provide its calculations, together with detailed supporting documentation, to Executive and the Company within fifteen (15) calendar days after the date on which the Executive’s right to a Payment is triggered (if requested at that time by the Executive or the Company) or such other time as requested by Executive or the Company. If the accounting firm determines that no Excise Tax is payable with respect to a Payment, either before or after the application of the Reduced Amount, it shall furnish the Executive and the Company with an opinion reasonably acceptable to Executive that no Excise Tax will be imposed with respect to such Payment. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon the Executive and the Company, except as set forth below.
     If, notwithstanding any reduction described in this Section 6.3, the IRS determines that the Executive is liable for the Excise Tax as a result of the receipt of the payment of benefits as described above, then the Executive shall be obligated to pay back to the Company, within thirty (30) days after a final IRS determination or in the event that the Executive challenges the final IRS determination, a final judicial determination, a portion of the payment equal to the “Repayment Amount.” The Repayment Amount with respect to the payment of benefits shall be the smallest such amount, if any, as shall be required to be paid to the Company so that the Executive’s net after-tax proceeds with respect to any payment of benefits (after taking into account the payment of the Excise Tax and all other applicable taxes imposed on such payment) shall be maximized. The Repayment Amount with respect to the payment of benefits shall be zero if a Repayment Amount of more than zero would not result in the Executive’s net after-tax proceeds with respect to the payment of such benefits being maximized. If the Excise Tax is not eliminated pursuant to this paragraph, the Executive shall pay the Excise Tax.
     Notwithstanding any other provision of this Section 6.3, if (i) there is a reduction in the payment of benefits as described in this section, (ii) the IRS later determines that the Executive is liable for the Excise Tax, the payment of which would result in the maximization of the Executive’s net after-tax proceeds (calculated as if the Executive’s benefits had not previously been reduced), and (iii) the Executive pays the Excise Tax, then the Company shall pay to the Executive those benefits which were reduced pursuant to this section contemporaneously or as soon as administratively possible after the Executive pays the Excise Tax so that the Executive’s net after-tax proceeds with respect to the payment of benefits is maximized.
7. Exclusive Benefits.
     The Executive acknowledges and agrees that, except as expressly provided herein and except for benefits due to the Executive (or the Executive’s dependants) under the terms of the Executive’s benefit plans, he is not entitled to receive any additional compensation from the Company, including but not limited to salary, bonus payments, or severance payments.
8. Application of Internal Revenue Code Section 409A.
     Benefits payable under this Agreement are intended to constitute separate payments for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations and are intended to be payable pursuant to the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations or under another exemption from Section 409A of the Code.
9. Confidential And Proprietary Information; Nonsolicitation.
     9.1 As a condition of employment the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit B.
     9.2 While employed by the Company and for one (1) year thereafter, the Executive agrees that in order to protect the Company’s Proprietary Information (as defined in the Executive’s Proprietary Information and Inventions Agreement) from unauthorized use, that the Executive will not without the consent of the Company, either directly or through others, solicit or attempt to solicit, engage or hire (a) any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity; or (b) the business of any customer, supplier, service provider, vendor or distributor of the Company which, at the time of termination or one (1) year immediately prior thereto, was doing business with the Company or listed on Company’s customer, supplier, service provider, vendor or distributor list.
10. Assignment of Inventions.
     The Executive hereby assigns to the Company any and all right, title, and interest in any invention which he has developed during the period which the Executive has acted as a consultant to the Company or has been employed by the Company which (i) relates to the Company’s business or anticipated research or development, (ii) resulted from any work performed for the Company by the Executive, or (iii) was developed by Executive using the Company’s facilities or resources.

11. Assignment And Binding Effect.
     This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive’s heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive’s duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.
12. Choice Of Law.
     This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the internal laws of the State of California (without giving effect to principles of conflicts of law).
13. Integration.
     This Agreement, including Exhibits A and B contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive’s employment and the termination of the Executive’s employment, and supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties and between the Executive and Propel. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit B hereto, the Proprietary Information and Inventions Agreement controls.
14. Amendment.
     This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Chairman of the Board (if not the Executive) or other representative specifically authorized by the Board to execute any such amendment or modification to this Agreement on behalf of the Company.
15. Survival of Certain Provisions.
     Sections 3.4, 5, 6 through 13, 15 through 19, 21 and 24 shall survive the termination of this Agreement.
16. Waiver.
     No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.
17. Severability.
     The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this

Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties’ intention with respect to the invalid or unenforceable term or provision. Any such invalid or unenforceable term or provision shall be revised to the minimum extent necessary to make any such term or provision valid or enforceable in accordance with the Parties’ intentions with respect to such term or provision.
18. Interpretation; Construction.
     The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, the Executive’s own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.
19. Representations And Warranties.
     The Executive represents and warrants that the Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive’s execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.
20. Counterparts; Facsimile.
     This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument. Facsimile signatures shall be treated the same as original signatures.
21. Arbitration.
     To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive’s employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive’s employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. (“JAMS”), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator’s essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, Executive and the Company each have the right to resolve any issue or dispute involving confidential, proprietary or trade secret information, or intellectual property rights or the non-solicitation provision hereunder, by Court action instead of arbitration.
22. Trade Secrets Of Others.
     It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others, including the Executive’s former employers. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, any documents or copies of documents containing such information.
23. Advertising Waiver.
     During the Term, the Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive’s name and/or pictures of the Executive taken in the course of the Executive’s provision of services to the Company and/or its Affiliates, appear. The Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.
24. Specific Enforcement.
     If necessary and where appropriate, the Company shall have the right to enforce the provisions of Sections 2.2, 2.3, 9, 10 and 22 of this Agreement by injunction, specific performance or other equitable relief without bond and without prejudice to any other rights and remedies the Company may have for a breach of such Sections of this Agreement.

     In Witness Whereof, the Parties have executed this Agreement as of the date first above written.

Cypress Bioscience, Inc.
By:	/s/ Sabrina Martucci Johnson
Sabrina Martucci Johnson
Executive Vice President, Chief Operating Officer and Chief Financial Officer

Dated:	February 23, 2008

Executive:
/s/ Michael J. Walsh
Michael J. Walsh

Dated:	February 23, 2008

[Signature Page to Employment Agreement]